                                                                  EXHIBIT 10.16

                           REVOLVING CREDIT AGREEMENT

                                                                  June 20, 1997

Blue Cross & Blue Shield United
  of Wisconsin
401 West Michigan Street
Milwaukee, Wisconsin 53203

Ladies and Gentlemen:


                  Health Professionals of Wisconsin, Inc., a Wisconsin corporation ("HPW") and University Community Clinics, Inc. a corporation organized under Chapter 181 of the Wisconsin Statutes ("UCC"), each with its principal offices located in the City of Madison, Wisconsin, (each of HPW and UCC a "Borrower" and collectively, the "Borrowers"), hereby request that you (the "Lender") agree to lend to the Borrowers the amount of $15 million (the "Commitment") on the terms and conditions set forth below.

                                    ARTICLE I

                                 LOANS AND NOTES

                  1.1 REVOLVING CREDIT. From time to time prior to the earlier termination in full of the Commitment (the "Termination Date"), the Borrowers may obtain loans from the Lender, up to the amount of the aggregate outstanding Commitment, repay such loans and reborrow hereunder. All such loans shall be in multiples of $10,000, and shall be evidenced by a single promissory note of the Borrowers (the "Note") in the form of Exhibit A annexed hereto. The Note shall be executed by the Borrowers and delivered to the Lender prior to the initial loan. Although the Note shall be expressed to be payable in the full amount specified above, the Borrowers shall be obligated, on a joint and several basis, to pay only the amounts actually disbursed to or for the account of the Borrowers, together with interest on the unpaid balance of sums so disbursed which remains outstanding from time to time, at the rates and on the dates specified in the Note.

                  1.2 USE OF PROCEEDS. The Borrowers represent, warrant and agree that the proceeds of the loans made hereunder will be used solely to expand and operate the regional provider network of the Borrowers. However, the Borrowers shall not use any proceeds of the loan made hereunder to fund the obligation of University Health Care, Inc., a corporation organized under Chapter 181 of the Wisconsin Statutes ("UHC"), to invest $10 million as set forth in Section 4.1H of the Amended and Restated Joint Venture Agreement, dated as of October 31, 1994, between UHC, the Lender and certain of their respective affiliates (the "Joint Venture Agreement").

                  1.3 OPTIONAL PREPAYMENT. The Note may be prepaid in whole or in part at the option of any Borrower at any time without premium or penalty. All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.

                  1.4 MANDATORY PREPAYMENT. (a) In the event that the joint venture created pursuant to the Joint Venture Agreement is terminated or UHC exercises its option to repurchase the U-Care Business as set forth in the Joint Venture Agreement, then (i) the Commitment shall immediately terminate, and (ii) the Borrowers shall immediately pay the then unpaid principal amount of the Note, together with accrued interest thereon.

                  (b) Section 1.4(a) shall not apply to a termination caused by a breach by the Lender of the Joint Venture Agreement or a termination at or after the initial l0-year term of the Joint Venture Agreement (other than in connection with the repurchase by UHC of the U-Care Business as set forth in the Joint Venture Agreement). In the event of such a termination, (i) the Commitment shall immediately terminate and (ii) the Borrowers shall execute and deliver to the Lender a new note in the form of Exhibit A-2 hereto (the "Term Note") providing for the repayment of all amounts outstanding under this Agreement in twelve (12) equal monthly installments of principal, plus accrued interest, which shall commence thirty (30) days after the date of such termination, whereupon the Note shall be canceled. Upon execution of the Term Note, all references in this Agreement (except Section 1.1, this Section 1.4 and Section 1.5) and the Collateral Documents to the Note shall be deemed to refer instead to the Term Note.

                  1.5 COMPUTATIONS: NON-BUSINESS DAYS. Interest payable on the Note shall be computed for the actual number of days elapsed using a daily rate determined by dividing the annual rate by 360. Whenever any payment to be made under the Note shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the State of Wisconsin, such payment may be made on the next succeeding business day, and such extension of time shall be included in the computation of interest under the Note.

                  1.6 NATURE OF OBLIGATION.

                      Notwithstanding anything in this Agreement to the contrary, the obligations and liabilities of the Borrowers that arise out of or relate to this Agreement including, without limitation, the Note shall be joint and several, and absolute and unconditional, regardless of the liability of any other Borrower. Each Borrower acknowledges that the Lender has not made any representations or warranties regarding the financial condition of any other Borrower or the value of any collateral. Each of the Borrowers hereby waive presentment, demand, notice of dishonor and protest.

                                   ARTICLE II

                             CONDITIONS OF BORROWING

                  Without limiting any of the other terms of this Agreement, the Lender shall not be required to make any loan to the Borrowers hereunder:

                  2.1 REPRESENTATIONS. Unless the representations and warranties contained in Article III hereof continue to be true and correct on the date of such loan; no Event of Default hereunder shall have occurred and be continuing, and no condition or event shall exist or have occurred which with the passage of time, the giving of notice or both would constitute an Event of Default hereunder; and at least five (5) business days prior to the date of each loan the Lender shall have received a written request therefor in the form of Exhibit B annexed hereto.

                  2.2 SECURITY AGREEMENTS. Unless prior to the initial loan UHC, HPW, and UCC shall have executed and delivered to the Lender the security agreements in the form attached hereto as Exhibits C-l, C-2, and C-3, respectively (the "Security Agreements"), and financing statements, in form satisfactory to the Lender, covering the collateral described in the Security Agreements.

                  2.3 COLLATERAL PLEDGE AGREEMENT. Unless prior to the initial loan UCC shall have executed and delivered to the Lender a collateral pledge agreement in the form attached hereto as Exhibit D (the "Collateral Pledge Agreement").

                  2.4 MORTGAGES. Unless prior to the initial loan HPW shall have executed and delivered to the Lender the mortgages in the form attached hereto as Exhibits E-l through E-6, respectively (the "Mortgages") and such Mortgages have been duly recorded.

                  2.5 FILINGS. Unless any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, perfected security interests in the collateral in the jurisdictions listed on Schedule 1 to each of the Security Agreements shall have been properly filed, registered or recorded in each office in each such jurisdiction which such filings, registrations and recordations are required; the Lender shall have received acknowledgment copies of all such filings, registrations and recordations stamped by the appropriate filing, registration or recording officer (or, in lieu thereof, other evidence satisfactory to the Lender that all such filings, registrations and recordations have been made); and the Lender shall have received such evidence as it may deem satisfactory that all necessary filing, recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings have been paid in full.

                  2.6 PRIORITY. Unless the Lender shall have received, in form and substance satisfactory to the Lender, such lien searches, title insurance policies and other evidence of lien priority covering the Mortgages and Security Agreements granted to the Lender hereunder.

                  2.7 INSURANCE CERTIFICATE. Unless prior to the initial loan the Lender shall have received evidence satisfactory to it that the Borrowers maintain hazard and liability insurance coverage reasonably satisfactory to the Lender.

                  2.8 JOINT VENTURE DOCUMENTS. Unless the Joint Venture Documents (as defined in the Joint Venture Agreement) shall be in full force and effect and neither UHC nor the Borrowers shall have breached any of their respective obligations under any of the Joint Venture Documents in any material respect.

                  2.9 COUNSEL OPINION. Unless prior to the initial loan the Lender shall have received from its counsel and from Borrowers counsel, satisfactory opinions as to such matters relating to the Borrowers, the validity and enforceability of this Agreement, the loans to be made hereunder and the other documents required by this Article II as the Lender shall reasonably require. The Borrowers shall execute and/or deliver to the Lender or its counsel such documents concerning their respective corporate status and the authorization of such transactions as may be requested.

                  2.10 PROCEEDINGS SATISFACTORY. Unless all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be reasonably satisfactory in form and substance to the Lender and its counsel.

                  2.11 ENVIRONMENTAL AUDIT. Unless the Borrower permits, at the request of the Lender and at the Lender's expense, an Environmental Audit solely for the benefit of the Lender, to be conducted by the Lender or an independent agent selected by the Lender and which may not be relied upon by any of the Borrowers for any purpose. This provision shall not relieve the Borrowers from conducting their own Environmental Audits or taking any other steps necessary to comply with Environmental Laws.

                  2.12 GUARANTY. Unless UHC shall have executed and delivered to the Lender a guaranty in the form of Exhibit F annexed hereto.

                  2.13 INVESTMENT BY UHC. Unless UHC shall have invested in either Borrower in accordance with Section 4.10H of the Joint Venture Agreement an amount equal to at least two-thirds of the aggregate loans outstanding under this Agreement after giving effect to the requested borrowing.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lender to make the loans as provided herein, each of the Borrowers jointly and severally represent and warrant to the Lender as follows:

                  3.1 ORGANIZATION. HPW is a corporation duly organized and existing in good standing under Chapter 180 of the Wisconsin Statutes. UCC is a corporation duly organized and existing in good standing under Chapter 181 of the Wisconsin Statutes. Each Borrower has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties. Each Borrower is duly licensed or qualified to do business in all jurisdictions in which such qualification is required, and failure to so qualify could reasonably be expected to have a material adverse effect on the property, financial condition or business operations of such Borrower.

                  3.2 AUTHORITY. The execution, delivery and performance of this Agreement, the Note and the documents required by Article II to which any Borrower is a party are within the corporate powers of each Borrower, have been duly authorized by all necessary corporate and other action and do not and will not (i) require any consent or approval of the stockholders or members of any Borrower, (ii) violate any provision of the articles of incorporation or bylaws of any Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to any Borrower; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of any Borrower pursuant to, any indenture or other agreement or instrument under which any Borrower is a party or by which it or its properties may be bound or affected, except as contemplated by the documents attached as Exhibits C-l, C-2, C-3, D, E-l, E-2, and F hereto (the "Collateral Documents") and as set forth in Section 3.1.C of the Joint Venture Agreement. This Agreement constitutes, and the Note and each of the documents required by Article II to which the Borrower is a party, when executed and delivered hereunder, will constitute, legal, valid and binding obligations of the Borrowers or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally and by general principles of equity.

                  3.3 EMPLOYEE RETIREMENT INCOME SECURITY ACT. All Plans are in compliance in all material respects with the applicable provisions of ERISA. No Borrower has incurred any material "accumulated funding deficiency" within the meaning of section

302(a)(2) of ERISA in connection with any Plan. There has been no Reportable Event for any Plan, the occurrence of which would have a materially adverse effect on any Borrower, nor has any Borrower incurred any material liability to the Pension Benefit Guaranty Corporation under section 4062 of ERISA in connection with any Plan. The Unfunded Liabilities of all Plans do not in the aggregate exceed $247,538.

                  3.4 FINANCIAL STATEMENTS. The balance sheet of each Borrower and UHC as of December 31, 1996, and the statement of profit and loss and surplus of each Borrower and UHC for the year ended on that date, heretofore furnished to the Lender, are correct and complete and truly represent the financial condition of UHC and each Borrower as of such date, and the results of its operations for the fiscal year ended on that date. Since such date there has been no material adverse change in the property, financial condition or business operations of UHC or either Borrower.

                  3.5 LIENS. Each Borrower has good and marketable title to all of its assets, real and personal, free and clear of all liens, security interests, mortgages and encumbrances of any kind, except Permitted Liens. All owned and leased buildings and equipment of any Borrower are in good condition, repair and working order in all material respects and, to the best of the Borrowers' knowledge and belief, conform in all material respects to all applicable laws, regulations and ordinances.

                  3.6 CONTINGENT LIABILITIES. No Borrower has any guarantees or other contingent liabilities outstanding (including, without limitation, liabilities by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), except those permitted by
Section 4.7 hereof.

                  3.7 TAXES. No Borrower has any material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent), and no tax deficiencies have been proposed or assessed against any Borrower.

                  3.8 ABSENCE OF LITIGATION. No Borrower is a party to any litigation or administrative proceeding, nor so far as is known by any Borrower is any litigation or administrative proceeding threatened against any Borrower, which in either case (i) relates to the execution, delivery or performance of this Agreement, the Note, any of the Collateral Documents, or any of the Joint Venture Documents or (ii) could, if adversely determined, reasonably be expected to have a material adverse effect on its property, financial condition or business operations.

                  3.9 ABSENCE OF DEFAULT. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of any Borrower the right to accelerate the maturity of any material indebtedness of any Borrower for borrowed money. No Borrower is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, noncompliance with which could reasonably be expected to have a material adverse effect on its property, financial condition or business operations.

                  3.10 NO BURDENSOME AGREEMENTS. No Borrower is a party to any agreement, instrument or undertaking (i) which materially adversely affects the property, financial condition or business operations of such Borrower, or (ii) which will give rise to a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand, except as disclosed in writing to the Lender.

                  3.11 TRADEMARKS, ETC. Each Borrower possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which could reasonably be expected to have a material adverse effect on any Borrower.

                  3.12 LEASES. No Borrower is a party to any lease or similar arrangement, except those permitted by Section 4.8 hereof.

                  3.13 PARTNERSHIPS: JOINT VENTURES. Except as set forth in the Joint Venture Documents and as disclosed in writing to the Lender, neither Borrower is a member of any partnership or joint venture.

                  3.14 FULL DISCLOSURE. No information, exhibit or report furnished by UHC or either Borrower to the Lender in connection with the negotiation or execution of this Agreement or the Joint Venture Documents (including, without limitation, the list of assets pledged under the Collateral Documents) contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

                  3.15 DUMP SITES. With respect to the period during which any Borrower owned or occupied its real estate, and to the knowledge of any Borrower after reasonable investigation, with respect to the time before any Borrower owned or occupied their real estate, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by any Borrower, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws.

                  3.16 OTHER ENVIRONMENTAL CONDITIONS. To the knowledge of each Borrower after reasonable investigation, there are no conditions existing currently or likely to exist during the term of any Note which would subject any Borrower to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to Environmental Laws by any Borrower.

                  3.17 ENVIRONMENTAL JUDGMENTS, DECREES AND ORDERS. No Borrower is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.

                  3.18 ENVIRONMENTAL PERMITS AND LICENSES. Each Borrower shall permits, licenses and approvals required under Environmental Laws.

                  3.19 STATUS. Health Professionals, Inc., a corporation organized under Chapter 181 of the Wisconsin Statutes, changed its name to University Community Clinics, Inc. effective July 10, 1995. U-Care HMO, Inc. dissolved and wound up its affairs effective December 31, 1995. Except as provided in the previous two sentences, the Articles of Incorporation and Bylaws of the Borrower and its Affiliates have not changed in a manner adverse to the interest of Borrower since November 1, 1994, and the ownership or membership of such entities has not changed since such date.

                                   ARTICLE IV

                               NEGATIVE COVENANTS

                  While any part of the credit granted to the Borrowers is available and while any part of the principal of or interest on the Note remains unpaid, no Borrower shall do any of the following, without the prior written consent of the Lender:

                  4.1 RESTRICTION OF INDEBTEDNESS. Create, incur, assume or have outstanding any indebtedness for borrowed money or the deferred purchase price of any asset (including obligations under Capitalized Leases), except:

                  (a) the Note issued under this Agreement;

                  (b) indebtedness incurred in the usual course of business up to $l,000,000 in the aggregate for the Borrowers collectively;

                  (c) indebtedness secured by liens described in Section 7.l(f)(iv); and

                  (d) indebtedness owed the Lender.

                  4.2 AMENDMENTS AND PREPAYMENTS. Agree to any amendment, modification or supplement, or obtain any waiver or consent in respect of compliance with any of the terms of, or call or redeem, or make any purchase or prepayment of or with respect to, any instrument or agreement evidencing or relating to any indebtedness for borrowed money or for the deferred purchase price of any asset including Capitalized Leases.

                   4.3 RESTRICTION ON LIENS. Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or asset now owned or hereafter acquired by any Borrower, except Permitted Liens.

                  4.4 ACQUISITIONS AND INVESTMENTS. Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, corporation or other entity, including investments acquired in exchange for stock or other securities or obligations of any nature, or create or participate in the creation of any subsidiary, except:

                  (a) investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) obligations issued or fully guaranteed by the United States; and (iv) prime commercial paper maturing within 90 days of the date of acquisition by a Borrower;

                  (b) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

                  (c) investments outstanding on the date of this Agreement and disclosed to Lender, provided that such investments shall not be increased;

                  (d) investments expressly permitted pursuant to the Joint Venture Documents;

                  (e) investments in clinics owned and operated by UCC on the date hereof and disclosed to Lender; and

                  (f) investments in another Borrower.

                  4.5 LIQUIDATION; MERGER; DISPOSITION OF ASSETS. Liquidate or dissolve; or merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales made in the ordinary course of business).

                  4.6 ACCOUNTS RECEIVABLE. Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired except for physician billings that are past due by 180 days or more.

                  4.7 CONTINGENT LIABILITIES. Guarantee or become a surety or otherwise contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business. This Section 4.7 shall not apply to transactions permitted under this Agreement or the Joint Venture Documents.

                  4.8 LEASES. Incur or permit to be outstanding lease or rental obligations as lessee of real or personal property under leases which are not Capitalized Leases, exceeding in the aggregate $l,000,000 for the Borrowers collectively in total lease payments per year and including leases existing on the date hereof and extensions or renewals thereof.

                  4.9 FIXED ASSET EXPENDITURE. Expend sums for the acquisition (including acquisition under capitalized Leases) of fixed assets (excluding real property) in any one fiscal year exceeding in the aggregate $2,000,000 for the Borrowers collectively.

                  4.10 PARTNERSHIPS; JOINT VENTURES. Except as is consistent with the Joint Venture Documents, become a member of any partnership or joint venture.

                  4.11 ASSET TRANSFER. Without limiting the generality of any provision of this Agreement or any Collateral Document, sell, assign, transfer, convey, grant a security interest or mortgage in, or pledge any of its property or assets (whether real or personal) to UHC or any other Affiliate (other than another Borrower).

                  4.12 ASSET DISCLOSURE. Attached hereto as Exhibit G is a true, correct and complete list of all of the assets and property (real and personal) owned by the Borrowers (excluding only trademarks and leasehold interests under leases in which a Borrower is a lessee). Upon the execution and delivery of the Collateral

                                      -l0-

Documents, the filing of the financing statements referred to in Section 2.5, and the proper recordation of the Mortgages, Lender shall obtain (i) a perfected, first priority security interest in and to all of the Borrowers' personal property (excluding only trademarks and leasehold interests under leases in which a Borrower is a lessee) and (ii) a first priority mortgage on the real property owned by the Borrowers identified in the Mortgages; provided, however, that the priority of the Mortgages is subject to the existing mortgages recorded against such property as reflected in the title searches that the Borrowers have provided to the Lender.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

                  While any part of the credit granted to the Borrowers is available and while any part of the principal of or interest on any Note remains unpaid, and unless waived in writing by the Lender, each Borrower shall:

                  5.1 INSURANCE. Maintain insurance in such amounts and against such risks as is customary by companies engaged in the same or similar businesses and similarly situated. Each Borrower shall at all times retain all the incidents of ownership of such insurance and shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance.

                  5.2 CORPORATE EXISTENCE; OBLIGATIONS. Do all things necessary to: (i) maintain its corporate existence and all rights and franchises necessary or desirable for the conduct of its business; (ii) comply with all applicable laws, rules, regulations ordinances, and all restrictions imposed by governmental authorities including those relating to environmental standards and controls except where the failure to comply would not have a material adverse effect on the Borrower; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its property, financial condition or business operations, with adequate reserves provided for such payments.

                  5.3 BUSINESS ACTIVITIES. Continue to carry on its business activities in substantially the manner such activities are conducted on the date of this Agreement and not make any material change in the direction of its business except as contemplated by the Joint Venture Documents.

                  5.4 PROPERTIES. Keep its properties (whether owned or leased) in good condition, repair and working order, ordinary wear and tear and obsolescence excepted, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof.

                  5.5 ACCOUNTING RECORDS; REPORTS. Maintain a standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in
Section 3.4; and furnish to the Lender such information respecting the business, assets and financial condition of each Borrower as the Lender may reasonably request and, without request, furnish to the Lender:

                  (a) Within 45 days after the end of each of the first three quarters of each fiscal year of each Borrower (i) a balance sheet of each Borrower as of the close of such quarter and of the comparable quarter in the preceding fiscal year; and (ii) statements of income and surplus of each Borrower for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year; all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of each Borrower; and

                  (b) As soon as available, and in any event within 120 days after the close of each fiscal year of each Borrower, a copy of the audit report for such year and accompanying financial statements of each Borrower, as prepared by independent public accountants of recognized standing selected by each Borrower, which audit report shall be accompanied by an opinion of such accountants, in customary form, to the effect that the same fairly present the financial condition of each Borrower and the results of its operations as of the relevant dates thereof; together with copies of any management letters issued by such accountants in connection with such audit; and

                  (c) As soon as available, copies of all financial reports or materials submitted or distributed to shareholders or members of each Borrower or filed with a governmental agency having regulatory authority over any Borrower; and

                  (d) Promptly, and in any event within 10 days, after any Borrower has knowledge thereof a statement of the chief financial officer of such Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default hereunder or under any other material agreement to which any Borrower is a party, together with a statement of the actions which such Borrower proposes to take with respect thereto; and (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 3.8; and

                  (e) (i) Promptly, and in any event within 30 days, after any Borrower knows that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of such Borrower setting forth details as to such Reportable Event and the action which such Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to the Pension Benefit guaranty Corporation if a copy of such notice is available to such Borrower, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan administered by any Borrower and (iii) promptly after receipt thereof, a copy of any notice (other than a notice of general application) any Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by any Borrower.

                  5.6 INSPECTION OF RECORDS. Permit representatives of the Lender to visit and inspect any of the properties and examine any of the books and records of any Borrower at any reasonable time and as often as may be reasonably desired.

                  5.7 NOTICE OF ACQUISITION. Notify the Lender of the acquisition by either Borrower of any property (including, without limitation, any real property, securities or instruments) in which the Lender will not automatically obtain a first priority security interest pursuant to the Security Agreements at least ten (10) business days prior to such acquisition, and take whatever action the Lender may reasonably request to create a perfected, first priority security interest, lien, pledge, or mortgage (as applicable) in favor of the Lender in such property.

                                   ARTICLE VI

                                    DEFAULTS

                  6.1 DEFAULTS. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  (a) The Borrowers shall fail to pay (i) any interest due on the Note, or any other amount payable hereunder (other than a principal payment on the Note) by five business days after the same becomes due; or (ii) any principal amount due on any Note when due;

                  (b) Any Borrower shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article IV or Section 5.1 of this Agreement;

                  (c) Any Borrower or other signatory other than the Lender shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement, the Note or any of the Collateral Documents continuing for a period of 30 days after written notice thereof is given to such Borrower by the Lender;

                  (d) Any representation or warranty made by UHC or either Borrower hereunder or by UHC or either Borrower in any of the Collateral Documents, or any certificate delivered pursuant hereto or thereto, or any financial statement delivered to the Lender hereunder or thereunder, shall prove to have been false in any material respect as of the time when made or given;

                  (e) Any Borrower or any of their respective Affiliates shall default in the performance or observance of any of the agreements, covenants, conditions, provisions or terms in the Joint Venture Agreement which shall be determined to be a material breach constituting a default for which the remedy sought and obtained is termination of the Joint Venture Agreement;

                  (f) UHC or either Borrower shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any indebtedness of or assumed by it, or of the rentals due under any lease or sublease, or of any other obligation for the payment of money, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness or other obligation or the termination of such lease or sublease and, with respect to any such indebtedness, obligation, lease or sublease, the aggregate amount owing shall exceed $100,000;

                  (g) A final judgment which, together with other outstanding final judgments against UHC or either Borrower exceeds an aggregate of $100,000 shall be entered against any Borrower or UHC and shall remain outstanding and unsatisfied, unbonded, unstayed or uninsured after 60 days from the date of entry thereof;

                  (h) UHC or either Borrower shall: (i) become insolvent; or
         (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code; or (v) become the subject of a creditor's petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a custodian or receiver for any of its assets; or (vii) have a custodian or receiver appointed for any of its assets (with or without its consent); or (viii) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors;

                  (i) This Agreement, the Note, any Collateral Document, or any Joint Venture Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by any Borrower, any shareholder or member of any Borrower, or any of their respective Affiliates or any Borrower or any of their respective Affiliates shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be; or

                  (j) Any Reportable Event, which the Lender determines in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate united States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this
         Section 6.1(j) the aggregate amount of any Borrower's liability to the Pension Benefit Guaranty Corporation under ERISA shall exceed $100,000 and such liability is not covered, for the benefit of any Borrower, by insurance.

                  (k) A default or an Event of Default shall have occurred under the Term Loan Agreement between Lender and UHC dated as of June 20, 1997.


                  6.2 TERMINATION OF COMMITMENT AND ACCELERATION OF OBLIGATIONS. Upon the occurrence of any Event of Default:

                  (a) As to any Event of Default (other than an Event of Default under Section 6.1(h)) and at any time thereafter, and in each case, the Lender may, by written notice to any Borrower, immediately terminate its obligation to make loans hereunder and/or declare the unpaid principal balance of the Note, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of and accrued interest on the Note shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Note contained;

                  (b) As to any Event of Default under Section 6.1(h), the obligation of the Lender to make loans hereunder shall immediately terminate and the unpaid principal balance of the Note, together with all interest accrued thereon, shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein or in the Note contained; and

                  (c) As to each Event of Default, the Lender shall have all the remedies for default provided by the Collateral Documents, as well as applicable law.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  7.1 DEFINITIONS. Except as otherwise provided, all accounting terms shall be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 3.4, and financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. As used herein:

                  (a) the term "Affiliate" means any person, firm or corporation, which, directly or indirectly, controls, is controlled by, or is under common control with, any Borrower, including, without limitation, UHC and the University Affiliated Entities (as defined in the Joint Venture Agreement).

                  (b) the term "Capitalized Lease" means any lease which is capitalized on the books of the lessee, or should be so capitalized under generally accepted accounting principles.

                  (c) the term "Environmental Audit" means a review for the purpose of determining whether any Borrower complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal, or other remedial action under Environmental Laws on the part of any Borrower including, but not limited to, some or all of the following:

                           (i) on site inspection including review of site
                  geology, hydrogeology, demography, land use and population;

                           (ii) taking and analyzing soil borings and installing
                  ground water monitoring wells and analyzing samples taken from such wells;

                           (iii) taking and analyzing of air samples and testing
                  of underground tanks;

                           (iv) reviewing plant permits, compliance records and
                  regulatory correspondence, and interviewing enforcement staff at regulatory agencies;

                           (v) reviewing the Borrower's operations, procedures and documentation; and

                           (vi) interviewing past and present employees of any
                  Borrower.

                  (d) the term "Environmental Laws" means all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the

         Federal Resource Conservation and Recover Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

                  (e) the term "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

                  (f) the term "Permitted Liens" means:

                           (i) liens outstanding on the date of this Agreement;

                           (ii) liens for taxes, assessments or governmental
                  charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by the Borrower by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided; and easements, restrictionist minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by any Borrower;

                           (iii) liens or deposits in connection with worker's
                  compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

                           (iv) purchase money liens, including mortgages on
                  real property and cross collateralization of mortgages on real property owned by Borrowers on the date hereof and subject to a mortgage on the date hereof in favor of the lender that holds such mortgage, on property acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof, and liens on property acquired existing at the time of acquisition; provided that in each case such lien shall be limited to the property so acquired and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired;

                           (v) liens required by this Agreement as security for
                  the Notes; and

                           (vi) liens on physician receivables that fund
                  deferred compensation arrangements entered into in connection with the acquisition of physician practices.

                  (g) the term "Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any Borrower or any member of the Controlled Group, or any such plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

                  (h) the term "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA.

                  (i) the term "Unfunded Liabilities" means, with regard to any Plan, the excess of the current value of the Plan's benefits guaranteed under ERISA over the current value of the Plan's assets allocable to such benefits.

                  7.2 EXPENSES; INDEMNITY. The Borrowers shall pay, or reimburse the Lender for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Lender in connection with the preparation, execution, delivery and enforcement of this Agreement, the Note, the Collateral Documents, and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing.

                  7.3 SUCCESSORS. Lender may not assign or transfer the Note without the prior written consent of the Borrowers, except to an entity a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Lender. Upon such consent, the provisions of this Agreement shall inure to the benefit of any holder of the Note. The provisions of this Note shall inure to the benefit of and be binding upon any successor to any of the parties hereto.

                  7.4 ENFORCEMENT. No delay on the part of the Lender or holder of the Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Lender or the holder of the Note would otherwise have.

                  7.5 SURVIVAL. All agreements, representations and warranties made herein shall survive the execution of this Agreement, the making of the loans hereunder and the execution and delivery of the Note.

                  7.6 WISCONSIN LAW. This Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by federal law.

                  7.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  7.8 NOTICES. All communications or notices required under this Agreement shall be deemed to have been given on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until any of such parties advises the other in writing of a change in such address): (a) if to any Borrower, with the full name and address of such Borrower as shown on this Agreement below; and (b) if to the Lender with the full name and address of the Lender as shown on this Agreement above, to the attention of the officer of the Lender executing the form of acceptance of this Agreement.

                  7.9 ENTIRE AGREEMENT: NO AGENCY. This Agreement and the other documents referred to herein contain the entire agreement between the Lender and the Borrowers with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the Lender unless clearly expressed in this Agreement or in the other documents referred to herein. Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause the Borrower to be treated as an agent of the Lender, or shall be deemed to constitute the Lender and the Borrowers a partnership, association, joint venture or other entity.

                  7.10 AMENDMENT AND RESTATEMENT OF CREDIT AGREEMENT. Subject to all the terms and conditions hereof, the Revolving Credit Agreement between Lender and HPW dated November 1, 1994

("Existing Credit Agreement") is hereby amended and restated to read in its entirety as set forth in this Agreement, effective as of the date on which the conditions set forth in Article II hereof are satisfied. All loans made pursuant to the Existing Credit Agreement as amended and restated hereby (including the unpaid balance of the note issued pursuant to the Existing Credit Agreement ("Existing Notes")) shall be evidenced by the Note. Accrued interest on the Existing Note shall be paid on the first interest payment date set forth in the Note.

                  If the foregoing is satisfactory to you, please sign the form of acceptance below and return a signed counterpart hereof to the Borrowers, whereupon this Agreement will evidence a binding agreement between the Lender and the Borrowers.

                                            Very truly yours,

                                            HEALTH PROFESSIONALS OF WISCONSIN,
                                            INC.

                                            Address: 440 Science Drive
                                                     Madison, WI 53711


                                            By: /s/ Peter S. Pruessing
                                               --------------------------------
                                                         President

                                            UNIVERSITY COMMUNITY CLINICS
                                            Address: 440 Science Drive
                                                     Madison, WI 53711


                                            By: /s/ Peter S. Pruessing
                                               --------------------------------
                                                         President

                  The foregoing Agreement is hereby confirmed and accepted as of the date thereof.


                                            BLUE CROSS & BLUE SHIELD UNITED OF
                                            WISCONSIN


                                            By: /s/ Gail L. Hanson
                                               --------------------------------
                                               Title: Vice President & Treasurer